                                                                  Exhibit (m)(5)

                               SERVICES AGREEMENT

     This Agreement is made as of the    day of         between (i)
Oppenheimer & Co., Inc. ("Oppenheimer") and (ii) Seligman Financial Services, Inc. ("Fund Party").

                                    RECITALS

     A. Fund Party is the principal underwriter for each of the open-end investment companies, and series of such companies, identified in Schedule I hereto, as such Schedule I may be amended from time to time (each such company or series being referred to herein as a "Fund"). The Funds offer various classes of their shares.

     B. Oppenheimer has entered into a Sales Agreement, a telephone exchange agreement, a Networking Agreement, and an Administration, Shareholder Services and Distribution Agreement with Fund Party relating to the distribution of shares of the Funds, services relating to the NETWORKING system of the National Securities Clearing Corporation ("NSCC") and provision of shareholder servicing and/or account maintenance, respectively.

     C. Seligman Data Corp. ("SDC") is the shareholder servicing agent for each Fund.

     D. Although the Networking Agreement and the Administration, Shareholder Services and Distribution Agreement provide for Oppenheimer to be compensated for its services in connection with investments in the Funds by customers of Oppenheimer, including Clients (as defined below), this Agreement supercedes such agreements in respect of investments of Clients in the Funds.

     E. Oppenheimer has established a mutual fund "wrap" program called Portfolio Advisory Service (the "Program") and charges account management fees on all assets invested pursuant to the Program.

     F. Oppenheimer will perform certain record keeping, shareholder communication, shareholder servicing and/or account maintenance and other services for clients who invest in Funds through the Program ("Clients").

     G. Oppenheimer is willing to perform such services on the terms and conditions set forth herein and for the compensation from Fund Party provided for herein

                                    AGREEMENT

     THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     I. Services. During the term of this Agreement, Oppenheimer shall perform, in respect of Clients in the Program, the services set forth on Exhibit A hereof, as such exhibit may be amended from time to time (the "Services").

     II. Fees. For certain of the services it provides to Fund Party and the Funds, Oppenheimer shall receive a fee (the "Fee") based on the percentage per annum on Exhibit C applied to the average daily value of the shares of Funds held by Clients, subject to the exclusions set forth in Exhibit B. The Fee shall be calculated and paid in accordance with Exhibit B hereto. To the extent the Fee is paid with funds paid to Fund Party pursuant to a plan adopted by a Fund pursuant to Rule 12b-1 under the Investment Company Act (the "Company Act"), such Fee shall be paid to Oppenheimer exclusively in respect of its provision of personal services and/or the maintenance of shareholder accounts.

     III. Effectiveness of Agreement; Term.

     A. This Agreement will become effective as to any particular Fund as of the later of (i) the date set forth on Schedule I opposite the name of such Fund or
(ii) such later date as Oppenheimer may, in its discretion, designate in writing, but in no event, with respect to any Fund that offers to the public more than one class of shares, before the effective time of all agreements and other documents containing such representations, warranties, covenants, and agreements as may be required by any order of the Securities and Exchange Commission relating to the offer and sale of such multiple classes of shares.

     B. This Agreement may be terminated by either party as to any Fund upon 90 days' written notice, or upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party. This Agreement shall automatically terminate (1) as to any Fund upon the termination of Fund Party's engagement as the distributor for such Fund (except in connection with any assignment of this Agreement approved by Oppenheimer pursuant to Section XIV), and (2) as to all Funds if the representations and warranties of Oppenheimer contained in clause (v) or (vii) of Section VI.b. cease to be true. After the date of such a termination as to any Fund, with respect to such Fund the parties agree that they will negotiate in good faith to reach agreement with respect to whether and to what extent Fund Party will continue to pay the Fee. Upon being presented with an invoice, Fund Party shall reimburse Oppenheimer promptly for any reasonable out-of-pocket expenses Oppenheimer actually incurs at the request of Fund Party in effecting any termination of this Agreement, including delivery to SDC, any Fund or Fund Party of any records, instruments, or documents requested by Fund Party, if such termination is by Fund Party.

     IV. Operational Matters. In processing purchase, redemption, transfer, and exchange orders placed by Oppenheimer on behalf of Clients, and in order to facilitate Oppenheimer's performance of the Services, Fund Party and Oppenheimer each agrees to follow and comply with, and use its reasonable best efforts to cause each Fund to follow and comply with, the procedures, terms and conditions set forth in the operating procedures set forth in Exhibit D hereto, as supplemented or amended from time to time by the mutual agreement of the parties hereto (the "Operating Procedures").

     V. Transaction Charges. The parties acknowledge and agree that Oppenheimer may collect such transaction fees from certain customers for certain special trading services and from other customers upon such other customers' redemption of certain shares.

     VI.  Representations, Warranties and Covenants.

     A. Fund Party represents and warrants to Oppenheimer that Fund Party and the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver this Agreement on behalf of Fund Party and that, when duly executed and delivered by each party, this Agreement shall constitute the legal, valid and binding obligation of Fund Party, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     B. Oppenheimer represents and warrants that: (i) it and the persons executing this Agreement on its behalf are duly authorized and empowered to enter into this Agreement and that, when duly executed and delivered by each party, this Agreement shall constitute the legal, valid and binding obligation of Oppenheimer, enforceable in accordance with its terms; (ii) the activities of Oppenheimer contemplated by this Agreement comply with all provisions of federal and state securities laws applicable to such activities; (iii) Oppenheimer has obtained such registrations and qualifications as are necessary to permit it to perform its obligations hereunder; (iv) the arrangements provided for in this Agreement will be disclosed to Oppenheimer's Clients, to the extent required by law; (v) it is, and shall remain for the term of this Agreement, duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; (vi) it is, and shall remain for the term of this Agreement, duly registered as a broker-dealer under the laws of each state or territory of the United States in which Oppenheimer makes shares of any Fund available to its customers; (vii) it is, and shall remain for the term of this Agreement, a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"); and (viii) all of its personnel involved with the carrying out of this Agreement requiring registration under federal or state securities laws or under the rules of the NASD are and will remain appropriately registered during the term of this Agreement to the extent required by such laws or rules.

     C. Fund Party and Oppenheimer each agree to comply with all provisions of federal and state laws, rules and regulations, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), applicable to its respective activities under this Agreement. Oppenheimer represents and warrants that the receipt of compensation under this Agreement by Oppenheimer will not violate any federal or state laws, rules or regulations, including ERISA.

     VII. Compliance Responsibilities; Uncontrollable Events; Indemnification.

     A. Fund Party acknowledges and agrees that Oppenheimer is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material of or relating to any Fund (except for advertising or marketing materials prepared by Oppenheimer which are the responsibility of Oppenheimer except that Fund Party shall be responsible for any information provided to Oppenheimer by Fund Party or any Affiliate, as such term is defined below, for use in such marketing materials); (ii) the tabulation of returned proxies; (iii) the registration or qualification of any shares of any Fund under any federal or applicable state laws; or (iv) the compliance or failure to comply by any Fund or Fund Party, or any "affiliated person" (as that term is defined in the rules under the Investment Company Act of 1940, as amended (the "Company Act")) of any of them (each, an "Affiliate"), with any applicable federal or state law, rule, or regulation (including the Company Act, the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder) or the rules and regulations of any self-regulatory organization with jurisdiction over Fund Party or such Fund or Affiliate, except to the extent the failure so to comply by Fund Party or any Fund or Affiliate is caused by Oppenheimer's failure to comply with any of the applicable foregoing laws, rules, or regulations or its breach of this Agreement.

     B. Oppenheimer acknowledges and agrees that neither Fund Party nor any Fund or any Affiliate is responsible for Oppenheimer's compliance or failure to comply with any applicable law, rule, or regulation governing Oppenheimer's performance of the Services, except to the extent that Oppenheimer's failure to comply with any such law, rule, or regulation is caused by the failure of Fund Party, any Fund, or any Affiliate to comply with any applicable law, rule, or regulation or Fund Party's breach of this Agreement.

     C. In providing the Services, Oppenheimer is entitled to rely on any written records or instructions provided to it by Fund Party or any Fund, by their authorized employees, officers, or agents, or by Clients.

     D. Fund Party has full authority to take such action as Fund Party may deem advisable in respect of all matters pertaining to the continuous offering of shares. Fund Party reserves the right in its sole discretion to suspend sales or withdraw the offering of shares of any Fund, in accordance with the relevant prospectus, at any time after Oppenheimer has received reasonable notice that such shares will no longer be available, provided, however, that in the event that Fund Party is required by law or regulation to suspend-sales or withdraw the offering of shares of any Fund, Fund Party may immediately suspend sales or withdraw the offering of such shares and will use its best efforts to notify Oppenheimer prior to such suspension or withdrawal.

     E. Except to the extent specifically set forth in this Agreement or in the Operating Procedures, neither party assumes any responsibility hereunder, and will not be liable to the other (and Oppenheimer will not be liable to any Fund or any Affiliate) for any damage, loss of data, delay, or any other loss whatsoever caused by events beyond its reasonable control.

     F. Fund Party shall indemnify, defend and protect Oppenheimer and each director, officer, employee, shareholder and agent of Oppenheimer and hold Oppenheimer and each such director, officer, employee, shareholder and agent harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees, and expenses of any nature it or they incur ("Losses") arising out of (i) any material inaccuracy or omission in any prospectus, registration statement, annual report or proxy statement, of any Fund or any advertising or promotional material generated by Fund Party; (ii) any material inaccuracy in any information published or provided by Fund Party or any Affiliate used by Oppenheimer in preparing advertising or promotional material, (iii) any breach by Fund Party of any representation, warranty, covenant, or agreement contained in this Agreement or the Operating Procedures, except to the extent such Losses result from Oppenheimer's breach of this Agreement, willful misconduct, or gross negligence or (iv) any action taken or omitted to be taken by Oppenheimer pursuant to this Agreement, except to the extent such Losses result from Oppenheimer's breach of this Agreement, willful misconduct, or gross negligence. The parties specifically acknowledge that the Funds shall not generate any advertising or promotional materials.

     G. Oppenheimer shall indemnify, defend, and protect Fund Party, each Fund, each trust or corporation of which a Fund is a series and each of their respective directors, trustees, controlling persons, officers, employees, and agents, and hold each Fund, Fund Party, each such trust or corporation, and each such director, trustee, controlling person, officer, employee, and agent harmless from and against any and all Losses arising out of Oppenheimer's willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses result from Fund Party's breach of this Agreement or Fund Party's or such Fund's willful misconduct or gross negligence.

     VIII. Role and Relationship of Oppenheimer. The parties acknowledge and agree that the Services are record keeping, shareholder communication shareholder servicing and/or account maintenance and related services only and are not the services of a principal underwriter of any Fund within the meaning of the Securities Act of 1933, as amended, or the Company Act. In performing services under this Agreement or any agreement relating to a Fund involving mutual fund services processes made available through the NSCC, Oppenheimer will act as agent of Clients (and not of any Fund or Fund Party or any other service provider to a Fund) in placing with a Fund orders for the purchase, redemption and exchange of Shares except as contemplated in the next paragraph and related provisions hereof.

     At the discretion of Oppenheimer upon ten (10) days notice to Fund Party, Oppenheimer will be deemed to be appointed to act, and Oppenheimer would agree to act, as agent for the following purpose: If Clients will invest in a Fund through Oppenheimer omnibus accounts (the "Accounts"), on each day on which a Fund calculates its net asset value (a "Business Day"), Oppenheimer shall aggregate and calculate the net purchase and redemption orders for each Account maintained by the Fund in which Clients' assets are invested. Net orders shall only reflect Clients' orders that Oppenheimer has received prior to the close of regular trading on the New York Stock Exchange, Inc. (the "NYSE") (currently 4:00 p.m., Eastern time) on that Business Day. Orders that Oppenheimer has received as agent of Fund Party after the close of regular trading on the NYSE shall be treated as though received on the next Business Day. Each communication of orders by Oppenheimer as agent of Fund Party shall constitute a representation that such orders were received by Oppenheimer prior to the close of regular trading on the NYSE on the Business Day on which the purchase or redemption order is priced in accordance with Rule 22c- 1 under the Company Act. Provided that Oppenheimer as agent of Fund Party complies with the foregoing, Oppenheimer shall be deemed to be an agent of Fund Party to the extent orders refer to a Fund for the sole purpose of receiving instructions from Clients for the purchase, redemption and exchange of shares of the Fund prior to the close of regular trading each Business Day and communicating orders based on such instructions to the Fund's transfer agent, all as specified herein. The Business Day on which Oppenheimer as agent of Fund Party receives such instructions prior to the close of regular trading on the NYSE shall be the Business Day on which such orders will be deemed to be received by Fund Party as a result of such instructions.

Oppenheimer acknowledges that, on and after the date Oppenheimer becomes agent of Fund Party, its Clients will be transacting business with Oppenheimer and not with Fund Party, and that they may look only to Oppenheimer for resolution of problems or discrepancies in their accounts at the Funds or between those accounts and the Accounts.

     Other procedures relating to the Funds shall be in accordance with the Operating Procedures, as well as with the Prospectus and Statement of the relevant Fund. The terms "Prospectus" and "Statement" as used herein refer respectively to the then current prospectus and statement of additional information relating to the Shares forming parts of the Registration Statement on Form N-1A of a Fund under the Securities Act of 1933, as amended, and the Company Act.

     Payment for shares of a Fund ordered from Fund Party must be received at the time, and in the manner, set forth in the Operating Procedures, as amended from time to time. All orders are subject to acceptance or rejection by Fund Party or the relevant Fund in the sole discretion of either, and orders shall be effective only upon receipt in proper form. The Funds may delay redemption of shares of a Fund to the extent permitted by the Company Act.

     IX. Use of Oppenheimer's Name. Without Oppenheimer's prior written consent, Fund Party will not, nor will Fund Party cause or permit any Fund to, describe or refer to Oppenheimer or the Services or the relationship contemplated by this Agreement in any advertisement or promotional materials or activities.

     X. Proprietary Information. Oppenheimer, on the one hand, and Fund Party, on the other hand, acknowledge that the identities of the other party's customers, as well as information maintained by such other party regarding those customers, and all computer programs and procedures developed by such other party or such other party's agents in connection with this arrangement constitute the valuable property of such other party ("Proprietary Information"). Oppenheimer and Fund Party agree that should any party be furnished any confidential list or compilation of the identities of the other party's customers or other information about the other party or any other property of such party, other than such information as may be independently developed or compiled by a party from information supplied to it by the other party's customers who also maintain accounts directly with it outside the Programs or from information which is otherwise publicly available, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property shall use its best efforts to hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with the other party's prior written consent, (ii) as required by law or judicial process or (iii) upon request of any regulatory authority. The parties acknowledge that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agree that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

     XI. Information to be Provided. Fund Party has provided to Oppenheimer and, as to each Fund, shall provide to Oppenheimer prior to the effectiveness of this Agreement as to such Fund, the following information and documents:

     A. A list of the officers or other representatives of Fund Party who are authorized to instruct Oppenheimer in connection with the Services with respect to such Fund, together with specimen signatures of those persons;

     B. Two copies of the then-current Prospectus and Statement for each such Fund. Fund Party shall furnish Oppenheimer with written copies of any amendments to or changes in any of the documents referred to in this Section as soon as practicable after such amendments or changes become available;

     C. Information concerning the performance of each Fund for the most recent calendar quarter for, the year-to-date and for the one-, five and ten-year period (or for the life of the Fund) for the period ended the most recent calendar quarter; list of portfolio holdings as of the end of each quarter; description of changes to the Fund's investment objectives, policies and restrictions during the quarter; and prompt notice of any change in the persons responsible for day-to-day management of the Fund and any other relevant information requested, using the format, medium and calculation methods specified by Oppenheimer.

     XII. Sales Support and Training. Fund Party agrees to provide a sales support contact at the Fund Party to respond to questions from Oppenheimer's marketing staff and registered representatives. Fund Party also agrees to provide Fund training to Oppenheimer's registered representatives as required.

     XIII. Nonexclusivity. Fund Party acknowledges that Oppenheimer may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies.

     Oppenheimer acknowledges that the Fund Party may enter into similar agreements with other service providers or other third parties.

     XIV. Assignability. This Agreement is not assignable by either party without the other party's prior written consent; provided that Oppenheimer may, without Fund Party's consent, but with prior written notification, assign its rights and obligations under this Agreement to any corporation that: (i) succeeds to its business as investment advisor and/or broker-dealer or controls, is controlled by, or is under common control with Oppenheimer; (ii) is registered as a transfer agent under Section 17A(c) of the Securities Exchange Act of 1934, as amended, and (iii) is otherwise capable of performing the obligations and making the representations and warranties of Oppenheimer hereunder.

     XV. Notices. All notices required by this Agreement shall be in writing and delivered personally or sent by first class mail. All notices and other communications concerning this Agreement will be deemed to have been received as of the earlier of actual physical receipt or three days after deposit, first class postage prepaid, in the United States Mail. All such notices and other communications shall be made:

     if to Oppenheimer, to:

          Oppenheimer & Co., Inc.
          One World Financial Center
          200 Liberty Street
          7th Floor
          New York, New York 10281
          Attention: Michael Weiss

     with a copy to:

          Oppenheimer & Co, Inc.
          One World Financial Center
          200 Liberty Street
          New York, New York 10281
          Attention: General Counsel

     if to Fund Party, to the address given below in the signature block.

     XVI. Exhibits. All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

     XVII. Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules hereto), together with the Operating Procedures, constitute the entire agreement between the parties as to the subject matter hereof and supersede any and all agreements, representations, and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by Oppenheimer and Fund Party other than the telephone exchange agreement and the Networking Agreement referred to in the Recitals above. This Agreement and the Exhibits and Schedules hereto may be amended only by a writing executed by each party hereto that is to be bound by such amendment.

     XVIII. Maintenance of Records. Oppenheimer will maintain all records required by law, including records detailing the services it provides in return for the fees to which it is entitled under this Agreement. Such records shall be preserved, maintained and made available to the extent required and in accordance with the Company Act and the rules thereunder. Upon the request of Fund Party, Oppenheimer shall make copies or originals (if required) of such of these records available to the Fund Party. Oppenheimer agrees that it will permit Fund Party or its designees to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services provided under this Agreement. Oppenheimer shall have the right to delete customer names from the records produced. Oppenheimer also agrees to promptly notify the Fund or Fund Party if Oppenheimer experiences any difficulty in maintaining the records described in this Section in an accurate and complete manner. This provision shall survive the termination of this Agreement.

     XIX. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New York as applied to contracts entered into and to be performed entirely within that state (without reference to conflict of laws provisions thereof).

     XX. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     XXI. Limitation of Liability. Any printed information that is furnished by Fund Party other than the Prospectus, the Statement, information supplemental to the Prospectus and the Statement, periodic reports and proxy solicitation materials are the sole responsibility of Fund Party, and not the responsibility of any Fund, and Oppenheimer agrees that the Funds, the shareholders of the Funds and the officers and governing Boards of the Funds shall have no liability or responsibility to Oppenheimer in these respects. Oppenheimer also agrees that the payment of compensation under this Agreement is, except as set forth in Exhibit C hereto, solely the responsibility of Fund Party and not that of any Fund, and Oppenheimer agrees that the Funds, the shareholders of the Funds and the officers and governing Boards of the Funds shall have no liability or responsibility to Oppenheimer with respect to any indebtedness, liability or obligation hereunder.

     XXII. Rule 12b-1 Related Agreement. The parties acknowledge and agree that it is contemplated that Fund Party will pay Oppenheimer the fees contemplated by
Section II with fees received from the Funds pursuant to duly adopted Rule 12b-1 plans and that this Section of the Agreement is a "related agreement" as such term is used in Rule 12b-1. In accordance with Rule 12b-1, for so long as this
Section is in effect in respect of a Fund, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Agreement shall provide the Fund's Board of Directors/Trustees, and the Directors/ Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. For so long as this Section is in effect in respect of a Fund, any fees paid by Fund Party to Oppenheimer pursuant to Section II in respect of shares of the Fund shall be made solely for personal services and/or the maintenance of shareholder accounts. For greater certainty, for so long as this Section is in effect in respect of a Fund, no part of such fee shall be paid for subtransfer agency services, subaccounting services, or administrative services provided by Oppenheimer. The provisions of this Section applicable to a Fund will remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually in conformity with Rule 12b-1 and the Company Act. Notwithstanding anything else in this Agreement, the provisions of this Section shall automatically terminate with respect to a Fund in the event of the assignment (as defined by the Company
Act) of this Agreement, in the event such Fund terminates or does not continue the related 12b-1 plan or in the event this Agreement terminates or ceases to remain in effect. In addition, the provisions of this Section may be terminated in respect of a Fund at any time, without penalty, by either party and by the Fund, on not more than 60 days' nor less than 30 days' written notice to the other party (to the parties in the case of termination by a Fund). From and after the date this Section is no longer in effect in respect of a Fund, Fund Party will not make any payments to Oppenheimer pursuant to Section II from 12b-1 fees received from such Fund (except those relating to obligations that had accrued through to the date that this Section is no longer effective in respect of the Fund).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   OPPENHEIMER & CO., INC.


                                   By:
                                      ------------------------------------------

                                   Its:
                                       -----------------------------------------


                                   SELIGMAN FINANCIAL SERVICES, INC.
                                   Fund Party


                                   By:
                                      ------------------------------------------

                                   Its: PRESIDENT

                                   Address:

                                   100 PARK AVENUE
                                   NEW YORK, NY 10017
                                   Attn: MARSHA JACOBY

                                   SCHEDULE I
                        (List of Funds/Portfolios/Classes
                          to which fees are applicable)

Fund & Cusip number                                               Date

Seligman Frontier Fund                                            July 17, 1997

Seligman Municipal Fund Series - National Series                  July 17, 1997

                                    EXHIBIT A
                                    SERVICES

Capitalized terms used in this Exhibit have the meanings given them in the agreement to which this Exhibit is attached (the "Agreement").

Record Maintenance.

          Fund Party or its agents shall establish an account and maintain records for each Client who holds shares of any Fund, which records shall include:

          1.   Number of shares;

          2. Date and price of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid available on-line the next Business Day after effected and for at least the twelve month period; available thereafter in accordance with the record retention requirements of the Company Act;

          3. Name and address of each such Oppenheimer customer, including zip codes and tax identification numbers;

          4.   Records of distributions and dividend payments;

          5.   Any transfers of shares; and

          6.   Overall control records.

     Under the circumstances set forth in Section VIII of the Agreement, such records will be transferred to, and thereafter maintained by, Oppenheimer or its agents.

Fund Communications.

     Fund Party shall prepare a quarterly report of the value of shares held by each Client for each business day on which the Fee is to be paid pursuant to the Agreement. Such quarterly reports shall reference both share and dollar amounts, and shall be subject to verification by Oppenheimer based on such reports of Fund Party that shall be made available to Oppenheimer at reasonable times and as reasonably necessary for such verification.

Shareholder Communications.

     Oppenheimer or its agents shall:

     A. Mail Fund prospectuses, statements of additional information, and any supplements thereto, upon customer request and, as applicable, with confirmation statements;

     B. As to each Fund, at the expense of such Fund, provide for the mailing of updated prospectuses, annual and semiannual reports, proxy statements, and other appropriate shareholder communications either through internal services or with a mailing;

     C. Mail statements to customers on a monthly basis (or, as to accounts in which there has been no activity in a particular month, no less frequently than quarterly), showing, among other things, the number of shares of each Fund owned by such customer and the net asset values of such Funds as of a recent date;

     D. Produce and mail to customers confirmation statements reflecting purchases and redemptions of shares of each Fund in Oppenheimer's accounts; and

     E. Respond to customer inquiries regarding, among other things, share prices, account balances, dividend amounts, and dividend payment dates.

Transactional Services.

     Oppenheimer or its agents shall communicate, as to shares of each Fund, purchase, redemption and exchange orders reflecting the orders it receives from its customers, in accordance with the procedures contemplated in the Agreement.

Tax information Returns and Reports.

     Oppenheimer or its agents shall prepare and file with the appropriate governmental agencies such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations, and (iii) gross proceeds of sales transactions as required. Fund Party shall provide to Oppenheimer in a timely manner the information regarding the Fund to be included in shareholder tax statements during the year.

Miscellaneous.

     Oppenheimer and Fund Party shall each perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the National Securities Clearing Corporation ("NSCC") applicable to Fund/SERV and NETWORKING Matrix Level 3 (broker-controlled) or any other mutually agreeable matrix level utilized in the future.

     NSCC rules and procedures relating to Fund/SERV and NETWORKING, as applicable, shall govern any matter in which any provision of this Agreement conflicts with such NSCC rule or procedure; provided, however, that this sentence shall not prohibit modifications to the NSCC's standard Matrix Levels that are agreed to by the parties hereto.

                                    EXHIBIT B

                               CALCULATION OF FEE

     Capitalized terms used in this Exhibit have the meanings given them in the agreement to which this Exhibit is attached (the "Agreement").

          1. Fund Party shall pay to Oppenheimer, a fee, computed daily and paid quarterly in arrears, equal to the percentage specified on Exhibit C to the Agreement applied to the average daily net assets of the Funds held by or on behalf of Clients (subject to the exclusion in the next sentence). Notwithstanding the preceding sentence there shall be excluded from the computation of such amount the value of shares first placed or purchased by or on behalf of Clients after the termination of the Agreement. Such a report shall reference dollars and shares and would be subject to verification by Oppenheimer.

          2. As soon as practicable after the end of each quarter, for each Fund, Fund Party shall send Oppenheimer, in the manner called for in the Agreement, a statement of the average daily value for the preceding quarter of shares of such Fund as to which the fee called for in Section I of this
     Exhibit is calculated, together with a statement of the amount of such fee.

          3. Fund Party shall pay Oppenheimer such fee within 30 days after the end of each quarter. Such payment shall be by wire transfer or via the National Securities Clearing Corporation ("NSCC") Fund/SERV commission settlement system. Wire transfers shall be sent to the accounts and in the manner specified in the Operating Procedures. Such wire transfers shall be separate from wire transfers of redemption proceeds and distributions. Amounts of less than $500 may, at Fund Party's discretion, be paid by check.

          4. For purposes of this Exhibit, the average daily value of the shares of each Fund will be based on the net asset values reported by Fund Party to Oppenheimer.

          5. Fund Party shall pay or cause to be paid to Oppenheimer an amount equal to $ per account per year for the networking services set forth herein. Such amount shall be paid quarterly within 30 days after Fund Party's receipt of a statement from Oppenheimer setting forth the number of Client accounts opened during the previous quarter. Such amounts shall be included in payments made pursuant to paragraph 3 above.

                                    EXHIBIT C

                                 AMOUNT OF FEES

                                    EXHIBIT D

                              OPERATING PROCEDURES

Capitalized terms used in this Exhibit have the meanings given them in the agreement to which this Exhibit is attached (the "Agreement").

I. a. Fund Party agrees to comply with all the terms, conditions, agreements, and obligations contained herein, and to cause any of their respective agents performing services related to this Agreement to comply with those respective obligations.

     b. Oppenheimer will open accounts with a Fund on behalf of each Client that selects such Fund as an investment alternative under the Program. SDC, as shareholder servicing agent for the Funds, shall maintain an account for each such Client as is customary in NSCC's Matrix Level 3 (broker-controlled). Without limiting the generality of the foregoing, Fund Party will process purchase, redemption and exchange transactions placed by Oppenheimer on behalf of Clients, and pay dividends to Clients at the times and in the manner provided in the rules and procedures relating to NSCC Matrix Level 3.

     Oppenheimer may submit a purchase, exchange or redemption order (an "Order") for shares of a Fund on behalf of a Client to such Fund Party via NSCC Fund/SERV and NETWORKING systems in accordance with their standard processing procedures.

     Anything in this Agreement to the contrary notwithstanding, Orders shall be placed and settlement shall be made at the time and in the manner provided in the rules and procedures relating to Fund/SERV and NETWORKING.

     The provisions of this paragraph 1(b) (other than those relating to Fund/SERV and NETWORKING) shall cease to apply on and after Oppenheimer becomes an agent of Fund Company under Section VIII of the Agreement and, in lieu thereof, paragraphs 2, 3, 4, 7 and 10 of these Operating Procedures shall become effective.

2.   The Accounts

     a. Oppenheimer will open two omnibus accounts per Fund: one for Clients electing the reinvestment of capital gains and dividends distributions and one for Clients electing cash distributions of dividends and capital gains. Accounts will be established as matrix level 3 or another mutually agreeable matrix level designation.

     b. The parties agree that Oppenheimer has the right to open additional accounts from time to time to accommodate other investment options and features, and to consolidate existing accounts if and when appropriate to meet the needs of the Program.

     c. Fund Party shall designate each such account with account numbers. The Fund Party may maintain separate account numbers, but must be able to cross reference Oppenheimer account numbers as required. Account numbers will be the means of identification when the parties are transacting business in the account.

     d. The parries acknowledge that the accounts subject hereto are omnibus accounts in the name of Oppenheimer & Co., Inc. with interests held for the benefit of any number of beneficial owners and are segregated from Oppenheimer's own assets.

     e. Fund Party agrees to use its reasonable best efforts to cause all of these accounts to be kept open on each Fund's books regardless of a lack of activity or small position size except to the extent Oppenheimer takes specific action to close an account, subject to such Fund's policies as set forth in its then current Prospectus and Statement.

     f. Oppenheimer reserves the right to issue telephone instructions to each Fund to move shares between any Oppenheimer omnibus account and any other omnibus account Oppenheimer may open to the extent permitted in the relevant prospectus.

3.   Purchase and Redemption Orders

     a. For each day on which any Oppenheimer customer places with Oppenheimer an Order for shares of a Fund, Oppenheimer shall aggregate all such Orders and communicate to such Fund Party via NSCC Fund/SERV and Networking standard processing procedures. For purposes of this Agreement, a "Business Day" is any day on which a Fund's net asset value is determined.

     b. The procedures to be followed for purchases, redemptions, and exchanges shall be as follows: On each Business Day Oppenheimer may receive instructions from the shareholders for Orders. Orders received and accepted by Oppenheimer prior to 4:00 p.m. Eastern Time (the "Close of Trading") on any given Business Day (the "Trade Date") and transmitted to Fund Party by 9:00 a.m. Eastern Time on the next Business Day shall be executed by Fund Party at the net asset value determined as of the Close of Trading for the preceding Business Day which is the Trade Date.

     c. In no event shall Oppenheimer accept Orders on any Business Day after the Close of Trading on that Business Day. Orders received in proper form by Oppenheimer after the Close of Trading on any Business Day shall be treated as if received by Oppenheimer on the next following Business Day. Oppenheimer warrants that all instructions Oppenheimer shall transmit to Fund Party for processing as of a particular Trade Date will relate only to Orders received by Oppenheimer prior to the Close of Trading on that Trade Date.

4.   Settlement of Transactions

     a. Anything in this Agreement to the contrary notwithstanding, Orders shall be placed and settlement shall be made at the time and in the manner provided in the rules and procedures relating to Fund/SERV and NETWORKING where a Fund participates in those systems. Oppenheimer will transmit the dollar amount of each purchase order to the relevant Fund or its agent and in accordance with NSCC standard processing procedures. However, if one or more Funds has determined to settle redemption transactions for all of its shareholders on a delayed basis (more than one Business Day, but in no event more than seven calendar days, after the date on which the redemption order is received, unless otherwise permitted by an order of the Securities and Exchange Commission under Section 22(e) of the Company Act), Fund Party shall be permitted to delay sending redemption proceeds to Oppenheimer by the same number of days that the Fund is delaying sending redemption proceeds to the other shareholders of the Fund.

          On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open, and the Effective Trade Date will apply to that settlement.

     b. In the event that Fund Party cannot verify redemption proceeds due to system problems or other unforeseen circumstances, the Fund Party may settle trades and forward redemption proceeds in accordance with this Agreement based on Fund Party information furnished by Oppenheimer.
          If a trade settlement based on Oppenheimer information results in an error, Fund Party shall notify Oppenheimer orally and confirm in writing the name of the Fund, the account number and the date and amount of the error. If the error results in an overpayment, it shall be corrected by debiting the affected account or by wire. If the error results in an underpayment, it shall be corrected by either crediting the affected account or remitting the credit by check or wire as Oppenheimer shall direct.

5.   Pricing

     As to each Fund, every Business Day prior to 7.p.m., Eastern Time, the Fund Party will use its reasonable best efforts to provide Oppenheimer such Fund's closing net asset value for that day and/or notification of no price for that day via fax, or direct systems access acceptable to Oppenheimer. If by fax, send to:

                                Neville Chung
                                Fax: 212-667-5738

6.   Price Errors

     a. In the event a Fund determines that adjustments are required to correct any error in the computation of the net asset value or public offering price ("price") of Fund shares, Fund Party shall notify Oppenheimer as soon as possible after discovering the need for such adjustments. Notification can be made orally but must be confirmed in writing. The letter shall be written on Fund Party or Fund letterhead and must state for each day for which an error occurred the incorrect price, the correct price, and the reason for the price change. The Fund Party or Fund agree that Oppenheimer may send this writing, or derivation thereof approved in advance by Fund Party, to Oppenheimer customers whose accounts are affected by the price change.

     b. Fund Party shall reimburse Oppenheimer for all reasonable out-of-pocket expenses incurred by Oppenheimer in effecting such adjustments upon submission of any expense accounting Fund Party reasonably may require. Expenses to be reimbursed may include, but are not limited to, the costs of performing additional reconciliations, canceling and rebilling, sending notifications of the error to customers, requesting remittance and pursuing collection of amounts received (through redemptions or otherwise) in excess of the amount to which such customers would otherwise have been entitled, and all reasonable expenses related to personnel in connection therewith, but shall not include Oppenheimer's overhead expenses. Oppenheimer shall use its reasonable best efforts to use the least costly method to correct pricing errors.

     c. If Oppenheimer customers have received amounts in excess of the amounts to which they otherwise would have been entitled prior to an adjustment for an error, Oppenheimer, unless Fund Party and a Fund otherwise agree, will make a good faith attempt to collect such excess amounts from its customers. In no event, however, shall Oppenheimer be liable to Fund or Fund Party for any such amounts provided the overpayment was not caused by Oppenheimer.

     d. If an adjustment is determined by a Fund to be necessary to correct an error made by Fund Party or a Fund which has caused Oppenheimer customers to receive amounts less than amounts to which they are entitled, the Fund shall make all necessary adjustments to the number of shares owned by Clients, and distribute to Clients any and all amounts of the underpayment. If Oppenheimer maintains one or more omnibus accounts Oppenheimer will credit the appropriate amount of such payment to each of its customers in those accounts.

     e. When making adjustments for an error, the Fund or Fund Party shall not net same day transactions in any Oppenheimer omnibus accounts.

     f. No adjustment for an error shall be made in any Oppenheimer omnibus account until such time as Fund Party or a Fund have given prior notice to Oppenheimer of the intended adjustment.

7.   Distribution Data

     a. As to each Fund, Fund Party or the Fund shall provide Oppenheimer with all distribution announcement information as soon as such information is made publicly available. The distribution information shall include ex-date, record date, payable date, distribution rate per share and all other information contained in the NSCC's standard dividend notification and distribution files.

     b. As to each Fund, Fund Party or the Fund shall provide Oppenheimer with the record date share balance in the accounts and the total amount of the pending distribution as soon as reasonably practicable prior to the ex-dividend date. On the ex-dividend date, Fund Party or such Fund shall provide the reinvest price (if determined on the ex-dividend date) and the total number of shares realized from the distribution credited to the Oppenheimer account.

     c. For each Fund that pays daily dividends, the Fund Party or such Fund shall track and report dividend accrual information via NSCC Fund/SERV and Networking systems by 11:00 a.m. Eastern Time on a "next Business Day" basis the standard record date information including daily rate, account share balance, account accrual dividend amount (for that day), account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts. Upon-specific request from Oppenheimer, such information shall be provided by direct systems access, fax 212-667-5738 or phone contact.

     d. All distribution data furnished to Oppenheimer under this Section shall be held by Oppenheimer in confidence, and Oppenheimer agrees to refrain from disclosing any of such information until such time as the Fund either consents to such disclosure by Oppenheimer or makes such information publicly available.

8.   Transfer of Accounts

     a. The Fund Party agrees to use the source documentation, if deemed satisfactory by Fund Party, provided by Oppenheimer necessary to transfer shares between direct customer mutual fund and other street name broker accounts and the Oppenheimer omnibus accounts on the Fund's records. For the purpose of expediting transfers, each Fund will accept a fax copy of an Oppenheimer customer's signature, of which Oppenheimer will send thereafter to SDC a copy of the manual signature.

     b. Each Fund must confirm to Oppenheimer via fax the completion of each transfer on the next business day or as soon as practicable. The fax shall include the number of shares, date ("as of" date if unavoidable delay), transaction date, account number, registration, accrued dividends and account type (i.e., IRA, Keogh, etc.). Such faxes should be sent to:

                        ACATS Dept. Attn: Millie Santana
                        Fax No.: 212-227-9621

     c. Oppenheimer or one of its affiliated companies as custodian is qualified to accept in its omnibus accounts, accounts from a customer with Fund IRA and Keogh accounts.

     d. Each Fund shall process all transfer requests directly or in the established omnibus account(s). Any Fund shall establish separate accounts registered for the benefit of individual shareholders at the request of Oppenheimer. In the event any account is mistakenly opened, Oppenheimer reserves the right to issue telephone instructions to the applicable Fund to move Fund shares to the correct Oppenheimer or customer account.

     e. Transfer processing after record date but prior to payable date will include all accrued dividends. Each Fund will use its reasonable efforts, monitoring all completed full transfers for "trailing" dividends. Should a "trailing" dividend appear in an account, the Fund involved shall send such dividend to Oppenheimer along with a specific written notification within five business days. Notification shall include details of the dividend and customer, including the customer's social security number, taxpayer ID number, and/or the Oppenheimer account number for the account to which the transfer was made.

     f. Each Fund shall (i) provide prompt notification to Oppenheimer if a transfer of an account cannot be completed promptly and (ii) monitor transfer-requests of accounts being transferred from third parties holding shares of any Fund and use its reasonable efforts to effect completion thereof. Such Fund will use its reasonable efforts to effect the transfer if the matter is expected to take longer than five business days from the date source documentation is required by a Fund is received in good order.

     g. If Oppenheimer customers submit share certificates for transfer into Fund accounts, Oppenheimer will send such certificates, properly endorsed to the applicable Fund(s), for deposit of such shares in book entry into Oppenheimer's omnibus account(s) or individual accounts, as the case may be. Due to regulatory requirements, Oppenheimer requires, upon verbal request, written notification from the Fund of the status of said certificates and book entry share balances.

     h. The Fund Party agrees to cooperate to the extent possible with Oppenheimer as Oppenheimer develops and seeks to implement new processing systems for the Programs at such cost which will be borne as the parties mutually agree.

9.   Shareholder Communication

     a. The Fund Party and each Fund shall provide the following shareholder communications material to Oppenheimer or to its mailing agent in quantities sufficient to allow mailing thereof to all Oppenheimer customers which are beneficial owners of the Fund's shares.

                    (1) All proxy statements prepared for circulation to shareholders of record of such Fund.

                    (2)  Annual reports.

                    (3)  Semi-annual reports.

                    (4) All updated prospectuses, supplements and amendments thereto.

     b. All such materials shall be in compliance with all applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, all applicable rules and regulations under any of such statutes, and any and all applicable legislation, rules, or regulations that may be adopted and become applicable in the future.

     c. The Fund Party shall provide without charge the above-mentioned materials to Oppenheimer or to its mailing agent. Oppenheimer will distribute all materials to its customers and will bill the applicable Fund or Fund Party for reasonable related expenses as Fund Party directs. Oppenheimer has no responsibility to pay for these charges.

     d. In addition to the materials listed above, the Fund Party agrees to provide without charge directly to Oppenheimer or its mailing agent certain materials, including sales materials, reasonably requested by Oppenheimer and readily available from Fund Party for distribution to its customers to an Oppenheimer processing center.

          Neither Fund Party nor a Fund has responsibility to pay for charges to mail these materials to Oppenheimer customers.

     e. Fund Party shall notify Oppenheimer immediately of any change to a Fund's prospectus.

10.  Account Reconciliation Requirements

     a. Oppenheimer shall verify, on a next day basis, orders placed for its omnibus accounts with each Fund. For any transactions processed on an "as of" basis, a Fund shall provide Oppenheimer with "as of" processing dates to permit Oppenheimer to maintain the integrity of its customer accounts. Consequently, daily viewing of either soft or hard copy is required. All activity in the accounts must be reflected. Therefore, any "as of" activity must be shown with its corresponding "as of" dates.

     b. The parties agree to notify each other, resolve and correct any error not initiated by Oppenheimer in any of its omnibus accounts or individual accounts upon discovery. Fund Party agrees to make their best, commercially reasonable, efforts to avoid any errors made by the Fund Party, any Fund, or agents of such Fund or Fund Party not corrected on a next daily basis from hindering any routine daily requests such as transactions, transfer, dividends, etc. Adjustments to Oppenheimer omnibus account(s) or individual accounts initiated by Fund Party, any Fund, or any agent of either shall not be posted until Oppenheimer agrees verbally (with such agreement confirmed in writing).

11.  Registration Requirements

          Oppenheimer will only place purchase orders for shares of a Fund on behalf of its customers whose addresses recorded on Oppenheimer's books are in states or other jurisdictions in which such Fund is registered or qualified for sale or exempt from registration and qualification under applicable law as confirmed in writing to Oppenheimer by a Fund. Fund Party shall advise Oppenheimer immediately or as soon as reasonably practicable if any such registration or qualification is terminated or if Fund Party wishes to prevent Oppenheimer from placing or continuing to place purchase orders on behalf of its customers who reside in a particular state or other jurisdiction. With regard to omnibus accounts, Oppenheimer will in the future develop a system that will, on a daily basis, transmit to an electronic database provider with whom Oppenheimer has established effective systems interfaces information regarding the number of shares of each Fund sold in each state for retrieval by Fund Party or a Fund. When such a system is developed, Fund Party will be considered responsible for all or a portion of fees and other charges of such database provider in connection with Oppenheimer's transmission of such information to and Fund Party's or Fund's retrieval of such information from such database provider as mutually agreed upon by the parties. Fund Party shall indemnify Oppenheimer and each officer, director, employee, and agent of Oppenheimer, and hold Oppenheimer and each such officer, director, employee, shareholder and agent harmless, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of any violation of any law, rule, or regulation relating to the registration or qualification of shares of any Fund except to the extent such violation results from Oppenheimer's sale or offering of shares of any Fund in a state or jurisdiction other than those in which Fund Party or the Fund has indicated that shares of such Fund are registered or qualified for sale. Oppenheimer shall indemnify Fund Party, its agents, and each officer, director, employee of Fund Party and its agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any law, rule, or regulation relating to the registration or qualification of shares of any Fund to the extent such violation results from Oppenheimer's sale or offering of shares of any Fund in a state or jurisdiction other than those in which Fund Party or the Fund has indicated that shares of such Fund are registered or qualified for sale.

12.  Fees

          All fee payments related to the program should be made to by wire to Oppenheimer & Company, Inc. referencing account number:
          Fee payments will be made quarterly.

13.  Fund Contacts

          Inquiries and contacts to the Fund Party and any Fund can be made to the following individuals, departments or groups. Contacts for any particular Fund, which may be different from those listed below, shall be noted accordingly.

                        Financial Institution Information

The financial institution(s) the Fund(s) use(s) to accept wire transfer for purchases:

                                 Order Placement